EXHIBIT 11


                           NANOPIERCE TECHNOLOGIES, INC.
                         COMPUTATION OF NET LOSS PER SHARE


                                    Three Months Ended         Nine Months Ended
                                         March 31                 March 31
                                -------------------------  ------------------------
                                    2002         2001         2002         2001
                                ------------  -----------  -----------  -----------
Net loss                        $(1,176,888)    (742,941)  (3,518,009)  (2,566,128)
                                ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding      55,748,652   50,932,506   55,723,095   44,473,600

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                    -            -            -            -
                                ------------  -----------  -----------  -----------

                                 55,748,652   50,932,506   55,723,095   44,473,600
                                ============  ===========  ===========  ===========

Basic and diluted loss per
  share:

  Loss from continuing
  operations                    $      (.02)        (.01)        (.06)        (.05)

  Extraordinary loss                      -            -            -         (.01)
                                ------------  -----------  -----------  -----------

  Net loss                      $      (.02)        (.01)        (.06)        (.06)
                                ============  ===========  ===========  ===========


Stock options and warrants are not considered in the calculations as the impact of the potential common shares (9,987,661 shares at March 31, 2002 and 8,727,661 shares at March 31, 2001) would be to decrease net loss per share. The potential common shares at March 31, 2002 do not include any additional shares that may be due under the financing agreement which is the subject of a suit described in the notes to the condensed financial statements.


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